STRATEGIC PARTNERSHIP AGREEMENT

THIS AGREEMENT is made effective as of the 19th day of December 2009.

BETWEEN:

VIKING INVESTMENTS GROUP LLC, (VIKING)
a Nevada corporation
The Exchange Building,
299 TongRen, 10th Floor,
Shanghai, 200040, P.R. China

(hereinafter called "VIKING")
OF THE FIRST PART

AND:
SINOCUBATE, INC.
a Nevada corporation,
65 Broadway, 7th Floor
New York, NY 10006, USA

(hereinafter called “SINOCUBATE")
OF THE SECOND PART

WHEREAS, VIKING is in the business of providing consultant services to business entities in the Peoples Republic of China (the “PRC”) related to their endeavors to becoming publicly listed companies in the United States,

WHEREAS, VIKING owns shares of common stock of Renhuang Pharmaceuticals, Inc., a publicly listed company in the United States, (the “RENHUANG SHARES”) focused on the production and distribution of neutraceutical products with the majority of its business in the PRC,

WHEREAS, SINOCUBATE desires to become a Chinese business incubator focused on businesses in the PRC,

WHEREAS, SINOCUBATE is interested in exchanging new restricted shares in itself in exchange for the RENHUANG SHARES,

NOW THEREFORE, the parties agree as follows:

1.	Strategic Partnership

As of the signing of this Agreement, SINOCUBATE will:

(A)
Issue to Viking Fifteen-Million (15,000,000) newly issued restricted shares of its common stock, par value $0.01 in consideration for its right to acquire Twenty-Five percent (25%) of all net equity received by Viking from its potential future Chinese Clients (“Transaction” or plural “Transactions”) in exchange for newly issued shares of common stock of SinoCubate, calculated as fair value, to be issued at the time of each potential future Transaction, and its integration with the business of Viking Investments.

(B)
Issue to Viking Four-Million-Seven-Hundred-Thousand (4,700,000) shares of its common stock, par value $0.01 in consideration for One Hundred Thousand (100,000) common stock of Renhuang Pharmaceuticals, Inc., (“Renhuang”) currently owned by Viking.

2.	Share Exchange ratio.

In determining the fair value of the shares, SINOCUBATE and VIKING have taken into consideration among other things the December 30, 2008 released report by the Securities and Exchange Commission (SEC) on fair valuation.  The SEC report recommends “improvements to existing practice including reconsidering the accounting for impairments and the development of additional guidance for determining fair value of investments in inactive markets”.

3.	Office.

SinoCubate will have the right, at no charge, to use Viking’s offices in Shanghai, China, including staff and complete facilities as its own, from where SinoCubate will Operate pursuant to this Strategic Partnership Agreement.

4.	Termination

This Strategic Partnership Agreement is valid until terminated with thirty (30) days written (electronic or by other means) notice of termination, which shall be effective, upon receipt. Notwithstanding a termination, the Parties agree that SinoCubate shall be entitled to its compensation pursuant to Section 1 (A) hereof in the event that a closing of a Transaction occurs.

5.	Miscellaneous.

The Parties agree, without the need for any additional consideration, to execute such other and further instruments, documents and agreements and to perform such other acts as may be reasonably required to effectuate the purposes of this Strategic Partnership Agreement.  This Strategic Partnership Agreement constitutes the entire understanding between VIKING and SINOCUBATE with respect to the subject matter hereof and may not be amended, modified or supplemented except by a written instrument signed by all of the parties hereto.  This Strategic Partnership Agreement shall be governed by and construed according to the laws of the State of New York without regard to the conflicts of law principles thereof.  This Strategic Partnership Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.  Facsimile execution and delivery of this Strategic Partnership Agreement is legal, valid and binding execution and delivery for all purposes.

6.	Governing Law, Dispute Resolution and Jurisdiction.

This Strategic Partnership Agreement shall be governed by and construed in accordance with the laws of the state of New York without giving effect without giving effect to the conflicts of laws principles thereof.  All disputes, controversies or claims (“Disputes”) arising out of or relating to this Strategic Partnership Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision making authority with respect to the matter in question.  Should the meeting either not take place or no result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in the City and state of New York, United States of America in accordance with the international rules of the American Arbitration Association.  The parties agree that a panel of three arbitrators shall be required.  Any award of the arbitrators shall be deemed confidential information for a period of five years.  The arbitrators may award attorney’s fees and other arbitration related expenses to the prevailing party in their sole discretion.

7.	Entire Agreement.

This Strategic Partnership Agreement represents the entire understanding of the Parties with respect to their business relationship with one another and supersedes all prior representations, discussions, understandings and agreements. Neither Strategic Partnership Agreement, nor any provisions hereof ma be amended, waived modified or discharged except an agreement in writing signed by both Parties.

[SIGNATURES APPEARS ON THE NEXT PAGE]

SINUCUBATE, INC.

By:	/s/ Tom Simeo	Date: December 19, 2009
Chairman

VIKING INVESTMENTS GROUP LLC

By:	/s/ Tom Simeo	Date: December 19, 2009
Chairman